Exhibit 99.1

Company Contacts:

Scott Settersten

Chief Financial Officer

(630) 410-4807

Laurel Lefebvre

Vice President, Investor Relations

(630) 410-5230

Media Contact:

Karen May

Director, Public Relations

(630) 410-5457

ULTA BEAUTY ANNOUNCES THIRD QUARTER 2014 RESULTS

Total Sales Increased 20.5%

Comparable Sales Increased 9.5%

Diluted EPS Increased 30.0% to $0.91

Company Raises Guidance for Fiscal Year 2014

Bolingbrook, IL – December 4, 2014 – Ulta Beauty [NASDAQ:ULTA] today announced financial results for the thirteen week period (“Third Quarter”) and thirty-nine week period (“First Nine Months”) ended November 1, 2014, which compares to the same periods ended November 2, 2013.

“We are pleased to announce excellent sales and earnings growth in the third quarter,” said Mary Dillon, Chief Executive Officer. “Strong same store sales were driven by a healthy balance of transaction and ticket growth. Continued strength in prestige and mass color cosmetics, the successful introduction of new products and brands, double digit comps in our salon business, a more effective and well executed marketing strategy, and rapid growth in e-commerce all contributed to our performance.”

For the Third Quarter

•	Net sales increased 20.5% to $745.7 million from $618.8 million in the third quarter of fiscal 2013;

•	Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 9.5% compared to an increase of 6.8% in the third quarter of fiscal 2013. The 9.5% same store sales increase was driven by 5.4% growth in transactions and 4.1% growth in average ticket;

•	E-commerce comparable sales grew 46.7%, representing 130 basis points of the total company comparable sales increase of 9.5%;

•	Salon sales increased 20.5%, and comparable salon sales grew 10.1%, adding 10 basis points to the total company comparable sales increase of 9.5%;

•	Gross profit increased 40 basis points to 37.8% from 37.4% in the third quarter of fiscal 2013;

•	Selling, general and administrative (SG&A) expense as a percentage of net sales decreased 20 basis points to 24.3% compared to 24.5% in the third quarter of fiscal 2013. The third quarter of 2013 includes the impact of a severance charge related to management changes to strengthen the Supply Chain and Human Resources functions. Excluding the impact of the 2013 severance charge, SG&A expense as a percentage of net sales increased 10 basis points.

•	Preopening expenses decreased to $6.6 million, compared to $7.5 million in the third quarter of fiscal 2013. Real estate activity in the third quarter of fiscal 2014 included 50 new stores, 2 relocations and 5 remodels compared to 55 new stores, 3 relocations and 6 remodels in the third quarter of fiscal 2013;

•	Operating income increased 29.1% to $94.1 million, or 12.6% of net sales, compared to $72.9 million, or 11.8% of net sales, in the third quarter of fiscal 2013;

•	Net income increased 30.1% to $59.1 million compared to $45.4 million in the third quarter of fiscal 2013; excluding the 2013 severance charge, net income increased 26.9% and

•	Income per diluted share increased 30.0% to $0.91 compared to $0.70 in the third quarter of fiscal 2013, including a $0.02 per diluted share related to the 2013 severance charge. Excluding the 2013 severance charge, income per diluted share increased 26.4%.

For the First Nine Months

•	Net sales increased 21.7% to $2,193.7 million from $1,802.5 million in the first nine months of fiscal 2013;

•	Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 9.3% compared to an increase of 7.3% in the first nine months of fiscal 2013;

•	E-commerce comparable sales grew 57.4%, representing 150 basis points of the total company comparable sales increase of 9.3%;

•	Gross profit as a percentage of net sales was equal to the first nine months of fiscal 2013 at 35.9%;

•	SG&A expense as a percentage of net sales decreased 30 basis points to 22.9% compared to 23.2% in the first nine months in fiscal 2013, including the impact of the 2013 severance charge. Excluding the impact of the 2013 severance charge, SG&A expense as a percentage of net sales decreased 20 basis points.

•	Pre-opening expense decreased to $12.8 million compared to $15.5 million in the first nine months of fiscal 2013. Real estate activity in the first nine months of 2014 included 90 new stores, 2 relocations and 9 remodels compared to 116 new stores, 4 relocations and 7 remodels in the first nine months of fiscal 2013;

•	Operating income increased 27.9% to $272.9 million, or 12.4% of net sales, compared to $213.5 million, or 11.8% of net sales, in the first nine months of fiscal 2013;

•	Net income increased 28.5% to $169.9 million compared to $132.2 million in the first nine months of fiscal 2013; excluding the 2013 severance charge, net income increased 27.4% and

•	Income per diluted share increased 28.3% to $2.63 compared to $2.05 in the first nine months of fiscal 2013, including a $0.02 per diluted share related to the 2013 severance charge. Excluding the 2013 severance charge, income per diluted share increased 27.1%.

Balance Sheet and Cash Flow

Merchandise inventories at the end of the third quarter of fiscal 2014 totaled $709.7 million, compared to $582.3 million at the end of the third quarter of fiscal 2013, representing an increase of $127.4 million. The increase in total inventory was primarily due to the addition of 101 net new stores opened since November 2, 2013, as well as the addition of new brands. Average inventory per store increased 5.8% compared to the third quarter of fiscal 2013.

The Company repurchased approximately 86,000 shares of its stock at a cost of $10 million during the third quarter, under its recently initiated 10b5-1 plan.

Store Expansion

During the third quarter, the Company opened 50 stores located in Barboursville, WV; Beckley, WV; Bronx, NY; Brooksville, FL; Cedar Falls, IA; Charlotte, NC; Chesapeake, VA; City of Industry, CA; Concord, CA; Flemington, NJ; Forsyth, IL; Frankfort, KY; Gadsden, AL; Garden City, KS; Glendale, NY; Greeley, CO; Harlingen, TX; Hudson, MA; Ithaca, NY; Kalispell, MT; La Crosse, WI; Lakeland, FL; Macedonia, OH; Marina Del Rey, CA; Menifee, CA; Michigan City, IN; Morganton, NC; North Myrtle Beach, SC; Northridge, CA; Old Saybrook, CT; Olympia, WA; Palm Beach Gardens, FL; Paso Robles, CA; Pittsburgh, PA; Poughkeepsie, NY; Prescott Valley, AZ; Puyallup, WA; Riverbank, CA; San Antonio, TX; Seabrook, NH; Stroudsburg, PA; Summerlin, NV; Taylor, MI; Vernal, UT; Waco, TX; Washington, PA; West Covina, CA; West Palm Beach, FL; West Valley, UT and Westland, MI. The Company ended the third quarter with 765 stores and square footage of 8,089,616, which represents an 15% increase in square footage compared to the third quarter of fiscal 2013.

Fourth Quarter and FY 2014 Outlook

For the fourth quarter of fiscal 2014, the Company currently expects net sales in the range of $997 million to $1,014 million, compared to actual net sales of $868.1 million in the fourth quarter of fiscal 2013. Comparable sales for the fourth quarter of 2014 are expected to increase 6% to 8%. The Company reported a comparable sales increase of 9.2% in the fourth quarter of 2013.

Income per diluted share for the fourth quarter of fiscal 2014 is estimated to be in the range of $1.21 to $1.26. This compares to income per diluted share for the fourth quarter of fiscal 2013 of $1.09.

The Company is raising its previously announced fiscal 2014 sales and earnings guidance. The Company now plans to:

•	achieve comparable sales growth of approximately 8% to 9%, including the impact of the e-commerce business;

•	expand square footage by approximately 15% with the opening of 100 new stores;

•	increase total sales in the 20% range;

•	remodel 12 locations;

•	deliver earnings per share growth in the low 20s percentage range;

•	incur capital expenditures of approximately $265 million in fiscal 2014, compared to $226 million in fiscal 2013; and

•	generate free cash flow in excess of $100 million.

Conference Call Information

A conference call to discuss third quarter results is scheduled for today, December 4, 2014, at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003. The conference call will also be web-cast live at http://ir.ulta.com and remain available for 90 days. A replay of this call will be available until 11:59 p.m. (ET) on December 18, 2014 and can be accessed by dialing (877) 870-5176 and entering conference ID number 13595245.

About Ulta Beauty

Ulta Beauty is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products, and salon services in the United States. Ulta Beauty provides affordable indulgences to its customers by combining unmatched product breadth, value and convenience with the distinctive environment and experience of a specialty retailer. Ulta Beauty offers a unique combination of over 20,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta Beauty also offers a full-service salon in all of its stores. As of November 1, 2014, Ulta operates 765 retail stores across 47 states and also distributes its products through the Company’s website: www.ulta.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates, targets, strategies or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales; our ability to attract and retain key executive personnel; our ability to successfully execute and implement our common stock repurchase program; our ability to sustain our growth plans and successfully implement our long-range financial and strategic plan; and other risk factors detailed in our public filings with the Securities and Exchange Commission (SEC), including risk factors contained in our Annual Report on Form 10-K for the fiscal year ended February 1, 2014. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1

Ulta Salon, Cosmetics & Fragrance, Inc.

Consolidated Statements of Income

(In thousands, except per share amounts)

	13 Weeks Ended		13 Weeks Ended
	November 1, 2014		November 2, 2013
	(Unaudited)		(Unaudited)
Net sales	$745,722	100.0%	$618,781	100.0%
Cost of sales	463,967	62.2%	387,120	62.6%

Gross profit	281,755	37.8%	231,661	37.4%
Selling, general and administrative expense	181,093	24.3%	151,306	24.5%
Pre-opening expenses	6,574	0.9%	7,468	1.2%

Operating income	94,088	12.6%	72,887	11.8%
Interest income, net	(254)	0.0%	(7)	0.0%

Income before income taxes	94,342	12.7%	72,894	11.8%
Income tax expense	35,218	4.7%	27,464	4.4%

Net income	$59,124	7.9%	$45,430	7.3%

Net income per common share:
Basic	$0.92		$0.71
Diluted	$0.91		$0.70
Weighted average common shares outstanding:
Basic	64,419		64,061
Diluted	64,738		64,538

Exhibit 2

Ulta Salon, Cosmetics & Fragrance, Inc.

Consolidated Statements of Income

(In thousands, except per share amounts)

	39 Weeks Ended		39 Weeks Ended
	November 1, 2014		November 2, 2013
	(Unaudited)		(Unaudited)
Net sales	$2,193,728	100.0%	$1,802,491	100.0%
Cost of sales	1,406,678	64.1%	1,154,804	64.1%

Gross profit	787,050	35.9%	647,687	35.9%
Selling, general and administrative expense	501,304	22.9%	418,754	23.2%
Pre-opening expenses	12,798	0.6%	15,483	0.9%

Operating income	272,948	12.4%	213,450	11.8%
Interest income, net	(663)	0.0%	(49)	0.0%

Income before income taxes	273,611	12.5%	213,499	11.8%
Income tax expense	103,740	4.7%	81,332	4.5%

Net income	$169,871	7.7%	$132,167	7.3%

Net income per common share:
Basic	$2.64		$2.07
Diluted	$2.63		$2.05
Weighted average common shares outstanding:
Basic	64,347		63,912
Diluted	64,655		64,424

Exhibit 3

Ulta Salon, Cosmetics & Fragrance, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	November 1, 2014	February 1, 2014	November 2, 2013
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$295,060	$419,476	$240,916
Short-term investments	100,000	—	—
Receivables, net	49,399	47,049	46,911
Merchandise inventories, net	709,667	457,933	582,303
Prepaid expenses and other current assets	60,907	55,993	54,757
Prepaid income taxes	—	—	1,729
Deferred income taxes	15,709	22,246	14,686

Total current assets	1,230,742	1,002,697	941,302
Property and equipment, net	686,898	595,736	590,132
Deferred compensation plan assets	5,119	4,294	3,913

Total assets	$1,922,759	$1,602,727	$1,535,347

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$236,329	$148,282	$190,193
Accrued liabilities	128,465	103,180	97,421
Accrued income taxes	4,917	15,349	—

Total current liabilities	369,711	266,811	287,614
Deferred rent	293,895	261,630	259,217
Deferred income taxes	65,880	66,718	55,568
Other long-term liabilities	6,940	4,474	4,629

Total liabilities	736,426	599,633	607,028
Commitments and contingencies
Total stockholders’ equity	1,186,333	1,003,094	928,319

Total liabilities and stockholders’ equity	$1,922,759	$1,602,727	$1,535,347

Exhibit 4

Ulta Salon, Cosmetics & Fragrance, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	39 Weeks Ended
	November 1, 2014	November 2, 2013
	(Unaudited)
Operating activities
Net income	$169,871	$132,167
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	96,055	77,572
Deferred income taxes	5,699	278
Non-cash stock compensation charges	11,436	11,936
Excess tax benefits from stock-based compensation	(3,290)	(13,352)
Loss on disposal of property and equipment	2,945	3,374
Change in operating assets and liabilities:
Receivables	(2,350)	(5,396)
Merchandise inventories	(251,734)	(221,178)
Prepaid expenses and other current assets	(4,914)	(4,305)
Income taxes	(7,142)	1,569
Accounts payable	88,047	71,307
Accrued liabilities	7,621	(5,759)
Deferred rent	32,265	51,214
Other assets and liabilities	1,641	706

Net cash provided by operating activities	146,150	100,133
Investing activities
Purchases of short-term investments	(100,000)	—
Purchases of property and equipment	(172,498)	(176,966)

Net cash used in investing activities	(272,498)	(176,966)
Financing activities
Repurchase of common shares	(9,972)	(37,337)
Stock options exercised	10,202	21,890
Excess tax benefits from stock-based compensation	3,290	13,352
Purchase of treasury shares	(1,588)	(631)

Net cash provided by (used in) financing activities	1,932	(2,726)

Net decrease in cash and cash equivalents	(124,416)	(79,559)
Cash and cash equivalents at beginning of period	419,476	320,475

Cash and cash equivalents at end of period	$295,060	$240,916

Exhibit 5

2014 Store Expansion

Fiscal 2014	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter	675	21	0	696
2nd Quarter	696	19	0	715
3rd Quarter	715	50	0	765

Fiscal 2014	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Gross square feet for stores closed during the quarter	Total gross square feet at end of the quarter
1st Quarter	7,158,286	216,984	0	7,375,270
2nd Quarter	7,375,270	199,966	0	7,575,236
3rd Quarter	7,575,236	514,380	0	8,089,616